EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact: James C. Hagan, President & CEO Leo R. Sagan, Jr., CFO 413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Six Months Ended

June 30, 2009

Westfield, Massachusetts, July 22, 2009: Westfield Financial, Inc. (the “Company”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2009, compared to $2.1 million, or $0.07 per diluted share, for the same period in 2008. For the six months ended June 30, 2009, net income was $2.3 million, or $0.08 per diluted share, compared to $4.0 million, or $0.13 per diluted share for the same period in 2008.

The decrease in earnings was mainly the result of an increase in noninterest expense, primarily due to an increase in Federal Deposit Insurance Corporation (“FDIC”) insurance expense and an increase in the provision for loan losses. For the three months ended June 30, 2009, noninterest expense was $7.0 million compared to $5.7 million for the same period in 2008. For the six months ended June 30, 2009, non- interest expense was $13.4 million compared to $11.5 million for the same period in 2008.

The provision for loan losses increased $350,000 to $590,000 for the three months ended June 30, 2009 compared to the same period in 2008. The provision for loan losses increased $1.3 million to $1.7 million for the six months ended June 30, 2009 compared to the same period in 2008.

The FDIC insurance expense increased $667,000 to $691,000 for the three months ended June 30, 2009 from $24,000 for the same period in 2008. The FDIC insurance expense increased $806,000 to $848,000 for the six months ended June 30, 2009 from $42,000 for the same period in 2008. Both the 2009 periods include the accrual for a special assessment that was imposed upon all banks at June 30, 2009, which for Westfield Bank, amounted to $453,000.

Salaries and benefits increased $388,000 to $3.9 million for the three months ended June 30, 2009 from $3.5 million for the same period in 2008. Salaries and benefits increased $887,000 to $8.0 million for the six months ended June 30, 2009 from $7.1 million for the same period in 2008. Expenses related to the defined benefit pension plan increased $178,000 and $356,000 for the three and six months ended June 30, 2009, respectively. The increases were due to a decline in the value of assets held by the pension plan. Expenses related to share-based compensation increased $123,000 and $349,000 for the three and six months ended June 30, 2009, respectively.

The provision for loan losses was $590,000 for the three months ended June 30, 2009 compared to $240,000 for the same period in 2008. For the six months ended June 30, 2009, the provision for loan losses was $1.7 million compared to $415,000 for the same period in 2008. The factors that influenced the increase in the provision for loan losses primarily include an increase in charge-offs, the continued weakening of the local and national economy, and an increase in the commercial loan portfolio.

Net interest income decreased $147,000 to $7.8 million for the three months ended June 30, 2009 compared to $8.0 million for the same period in 2008. The net interest margin, on a tax equivalent basis, was 3.00% for the three months ended June 30, 2009, compared to 3.23% for the same period in 2008.

For the six months ended June 30, 2009, net interest income increased $165,000 to $15.8 million, compared to $15.7 million for the same period in 2008. The net interest margin, on a tax equivalent basis, was 3.11% and 3.20% for the six months ended June 30, 2009 and 2008, respectively.

The primary reason for the decrease in the margin is that the yield on earning assets decreased more than the cost of paying liabilities. This occurred to a greater extent for the three months ended June 30, 2009.

Balance Sheet Growth

Total assets increased $55.7 million to $1.2 billion at June 30, 2009 from $1.1 billion at December 31, 2008. Investment securities increased $83.7 million to $597.9 million at June 30, 2009 from $514.2 million at December 31, 2008. The increase in investment securities was the result of reinvesting funds from deposits, short-term borrowings and long-term debt as discussed below.

Net loans increased by $4.9 million to $477.0 million at June 30, 2009 from $472.1 million at December 31, 2008. The increase in net loans was primarily the result of an increase in commercial and industrial and commercial real estate loans. Commercial and industrial and commercial real estate loans increased $3.4 million to $381.1 million at June 30, 2009 from $377.7 million at December 31, 2008.

Total deposits increased $44.0 million to $632.0 million at June 30, 2009 from $588.0 million at December 31, 2008. Regular savings accounts increased $18.5 million to $86.6 million and checking accounts increased $22.4 million to $157.0 million. The increases in both savings accounts and checking accounts were concentrated in accounts that pay a higher interest rate than comparable products. In addition, time deposits increased $8.0 million to $335.6 million.

Short-term borrowings and long-term debt increased $41.0 million to $264.2 million at June 30, 2009. This was primarily due to $39.5 million in new long-term debt at June 30, 2009, in the form of institutional repurchase agreements and Federal Home Loan Bank borrowings. Current interest rates permit Westfield Financial to earn a more advantageous spread by borrowing funds and reinvesting in loans and securities.

Stockholders’ equity at June 30, 2009 and December 31, 2008 was $257.4 million and $259.9 million, respectively, which represented 22.1% of total assets as of June 30, 2009 and 23.4% of total assets as of December 31, 2008. The change in stockholders’ equity is comprised of the repurchase of 456,273 shares for $4.2 million related to the stock repurchase plan and dividends declared amounting to $7.4 million. This was partially offset by a $4.8 million increase in other comprehensive income, net income of $2.3 million and share-based compensation expense of $1.7 million.

Credit Quality

Nonperforming loans decreased $2.3 million to $6.5 million at June 30, 2009 compared to $8.8 million at December 31, 2008. This represented 1.34% of total loans at June 30, 2009 and 1.83%, of total loans, at December 31, 2008. The decrease in nonperforming loans was related to a single commercial manufacturing relationship of $5.5 million. The business was sold in 2009 and resulted in a charge-off of $3.1 million.

The allowance for loan losses was $7.3 million at June 30, 2009 and $8.8 million at December 31, 2008. This represents 1.51% of total loans at June 30, 2009 and 1.83% of total loans at December 31, 2008. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 113% at June 30, 2009 and 100% at December 31, 2008. At December 31, 2008, the allowance for loan losses included a specific valuation allowance of $2.1 million related to a manufacturing commercial loan relationship. This amount was charged off during 2009 and contributed to the decrease in the allowance for loan losses and the allowance for loan losses as a percent of total loans.

Dividend Declaration

James C. Hagan, Chief Executive Officer stated, “On July 21, 2009, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on August 19, 2009 to all shareholders of record on August 5, 2009.”

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the Company’s actual results for future periods may differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES

Selected Consolidated Statements of Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
INTEREST AND DIVIDEND INCOME:
Investment securities	$6,511	$6,781	$13,151	$13,597
Loans, including fees	6,460	6,594	12,919	13,332
Interest-bearing deposits and other short-term investments	4	172	8	387
Total interest and dividend income	12,975	13,547	26,078	27,316

INTEREST EXPENSE:
Deposits	3,290	3,794	6,565	8,135
Short-term borrowings	88	285	194	623
Long-term debt	1,791	1,515	3,493	2,897
Total interest expense	5,169	5,594	10,252	11,655

Net interest and dividend income	7,806	7,953	15,826	15,661

PROVISION FOR LOAN LOSSES	590	240	1,740	415

Net interest and dividend income after provision for loan losses	7,216	7,713	14,086	15,246

NONINTEREST INCOME:
Income from bank-owned life insurance	363	323	714	643
Service charges and fees	735	609	1,444	1,164
Loss on disposition of premises and equipment, net	-	-	(8)	-
Loss on prepayment of borrowings	(142)	-	(142)	-
Gain on sales of securities, net	122	19	208	319
Other-than-temporary impairment of securities	-	-	-	(310)
Total noninterest income	1,078	951	2,216	1,816

NONINTEREST EXPENSE:
Salaries and employees benefits	3,876	3,488	7,983	7,096
Occupancy	667	624	1,316	1,226
Professional fees	518	373	920	847
Computer operations	421	420	857	854
Stationery, supplies and postage	93	124	190	250
FDIC insurance assessment	691	24	848	42
Other	741	680	1,302	1,202
Total noninterest expense	7,007	5,733	13,416	11,517

INCOME BEFORE INCOME TAXES	1,287	2,931	2,886	5,545

INCOME TAXES	214	811	607	1,564
NET INCOME	$1,073	$2,120	$2,279	$3,981

Basic earnings per share	$0.04	$0.07	$0.08	$0.14

Average shares outstanding (1)	29,554,551	29,300,122	29,619,760	29,388,895

Diluted earnings per share	$0.04	$0.07	$0.08	$0.13

Diluted average shares outstanding (1)	29,815,832	29,698,152	29,892,867	29,845,175

Other Data:

Return on Average Assets (2)	0.38%	0.79%	0.41%	0.75%

Return on Average Equity (2)	1.66%	3.07%	1.77%	2.84%

Net Interest Margin (3)	3.00%	3.23%	3.11%	3.20%

____________________

(1)

Weighted-average shares outstanding for 2008 have been adjusted retrospectively for restricted shares that were determined to be “participating” with Financial Accounting Standards Board Staff Position EITF 03-6-1, “Determining Whether Instrument Granted in Share-Based Payment Transactions Are Participating Securities.”

(2)

Three and six month results have been annualized.

(3)

 Net interest margin is calculated on a tax-equivalent basis.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES

Selected Consolidated Balance Sheets and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	June 30, 2009	December 31, 2008

Cash and cash equivalents	$23,450	$56,533

Securities held to maturity, at cost	308,490	247,635
Securities available for sale, at fair value	280,252	258,143
Federal Home Loan Bank of Boston and other restricted stock at cost	9,164	8,456

Loans	484,336	480,931
Allowance for loan losses	7,337	8,796
Net loans	476,999	472,135

Bank-owned life insurance	36,814	36,100

Other assets	29,595	30,054

TOTAL ASSETS	$1,164,764	$1,109,056

Total deposits	$631,980	$588,029

Short-term borrowings	51,329	49,824
Long-term debt	212,831	173,300
Due to broker	-	27,603
Other liabilities	11,214	10,381

TOTAL LIABILITIES	907,354	849,137

TOTAL STOCKHOLDERS’ EQUITY	257,410	259,919

TOAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,164,764	$1,109,056

Book value per share	$8.33	$8.30

Other Data:

Nonperforming loans	$6,495	$8,805

Nonperforming loans as a percentage of total assets	0.56%	0.79%

Nonperforming loans as a percentage of total loans	1.34%	1.83%

Allowance for loan losses as a percentage of nonperforming loans	112.96%	100.00%

Allowance for loan losses as a percentage of total loans	1.51%	1.83%